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[BACKWEB LOGO]                                                   EXHIBIT 10.26

                                  OEM AGREEMENT

This OEM Agreement ("Agreement") is between Emony Ltd. ("Emony") and BackWeb Technologies Ltd. ("BackWeb"). The terms of this Agreement shall apply to each Program license granted and to all services provided by BackWeb under this Agreement.

I.      DEFINITIONS

1.1 "APPLICATION SPECIFIC PROGRAM" shall mean a Program which can only be used as integrated into the Application Program. "APPLICATION PROGRAM(S)" shall mean Emony's software application, mainly comprised of a server software that runs on the distributors server machine, and a client software application that is running on the distributor's customers' machines.

1.2 "COMMENCEMENT DATE" means the date on which the Master Copy of the Program licenses is delivered to Emony, or, if previously delivered to Emony, shall mean the Effective Date of this Agreement.

1.3 "DOCUMENTATION" means the standard user guides and manuals for installation and use of the Program software that is provided by BackWeb with the delivery of the Master Copy of the Programs.

1.4     "FULL USE" shall mean versions of the Program with all functions intact.

1.5 "ORDER FORM" means the document by which Emony orders consulting and training services, and which is agreed to by the parties. The Order Form shall reference the Effective Date of this Agreement.

1.6 "PLATFORM" for the server portion of the Programs means the PC Compatible computer running the any of the following operating systems:
        Windows (NT, 2000, and all Windows operating systems as they become commercially available), Unix, Solaris and Linux.

1.7 "PROGRAM" means the BackWeb Foundation software running on the Platform in object code form and distributed by BackWeb, and the media, Documentation and Updates therefore.

1.8 "SUBLICENSE" shall mean a nonexclusive, nontransferable right granted by Emony to a business entity, individual or end user to use the object code copy of the Application Specific Programs only in conjunction with and in support of an Application Program. "Sublicensee" shall mean a third party who is granted a Sublicense by Emony.

1.9 "TECHNICAL SUPPORT" means Program support provided under BackWeb's policies in effect on the date Technical Support is ordered.

1.10 "UPDATE" means a subsequent release of the Program made generally available to BackWeb's supported customers. Update shall not include any release, option or future product that BackWeb licenses separately.

1.11 "USER" "shall mean an employee or independent contractor of the Sublicensee, as applicable, who is authorized by the Sublicensee to use the Programs for the Sublicensee's business operations.

1.12 "TERRITORY" for distribution of the Programs shall mean all countries worldwide, subject to U.S. export law.

II.     PROGRAMS.

2.1 LICENSE TO INTEGRATE AND DISTRIBUTE. During the Term of this Agreement, subject to the payment of the applicable fees specified in Article V, BackWeb grants to Emony a nonexclusive, nontransferable License to use the Full Use version of the Programs in object code form on the designated Platform for the following purposes only:



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        A.      (i) Integrating the Programs with the Application Program (the integrated solution hereinafter is referred to as the "Application Packages") for the purpose of distributing the Application Packages, (ii) reproducing the Programs to the extent necessary for safekeeping, archival and distribution purposes, (iii) demonstrating the Programs to potential Sublicensees solely in conjunction with the Application Programs or the Application Package, and (iv) providing training and technical support to employees and customers solely in conjunction with the Application Programs;

        B. to use the Documentation provided with the Programs in support of Emony's authorized use of the Programs;

        C. to allow third parties to use the Programs for Emony's operations as set forth herein so long as Emony ensures that use of the Programs is in accordance with the terms of this Agreement; and

        D. to permit Emony by using the Program to deliver its Application Program, any part thereof and any updates, upgrades and enhancements thereto to Emony's clients.

        In consideration of the grant of such rights, Emony commits to using its best efforts to complete the integration described above and to bring such integrated solution to the market. Other than as set forth above, Emony may not use the License for any internal data delivery operations or for any other purpose.

        Promptly after the Effective Date of this Agreement, BackWeb shall deliver to Emony one (1) copy of the software media and Documentation ("Master Copy") for each Program currently available in production release as of the Effective Date of this Agreement for the Platform. Emony shall have the right to use the Master Copy (i) to make the number of copies necessary, to allow Emony to use the Programs as licensed under this Agreement, and to market and distribute the Programs as set forth in this Agreement; and (ii) to make a reasonable number of copies of the Program for backup and archival purposes only. All titles, trademarks and copyright and restricted rights notices shall be reproduced in such copies. Emony shall not copy or use the Programs (including the Documentation) except as specified in this Agreement.

2.2 DISTRIBUTION A. SUBLICENSE RIGHTS. BackWeb hereby grants Emony a nonexclusive, nontransferable license to market and grant Sublicenses of the Application Specific Programs in the Territory for the purpose of distributing software:

        1. Sublicense Application Specific Programs with the applicable Application Program in the Application Package for use on Platform to Sublicensees for the purpose of software distribution; and

        2. Make and deliver to the Sublicensee a single copy of the Application Specific Programs in the Application Package for each Sublicense granted. Each Sublicensee shall have the right to make a reasonable number of copies of the Program to support each such Sublicensee's use, subject to a written Sublicense agreement as specified in Section 2.2.B.

        B. SUBLICENSE AGREEMENTS. Emony shall distribute the Application Package solely through a written Sublicense agreement that includes at a minimum the contractual provisions set forth below:

        1. Restrict use of the Program in object code form limited to the maximum number of Application Specific Program Users reported to BackWeb for the Sublicensee's own internal business operations;

        2. Prohibit use of the Application Specific Programs for any purposes other than in conjunction with or in support of the Application Program;

        3. Prohibit (i) assignment, timesharing or rental of the Programs and (ii) the reverse engineering, disassembly or decompilation of the Programs;

        4.      Prohibit title to the Program from passing to the Sublicensee;

        5. Disclaim Emony's liability for any indirect, incidental or consequential damages arising from the use of the Programs and make clear that the Programs are distributed to the end user only by Emony;

        6. Require the end user to comply with U.S. export laws and regulations connected with the Programs; and



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        7.      Require the Sublicensee, at the termination of the Sublicense, to discontinue use and destroy or return to Emony the Application Specific Programs, Documentation and all archival or other copies of the Program.

        Emony shall use all reasonable means and efforts to enforce the terms of its written agreements and to ensure that the Programs are used in accordance with terms of this Agreement.

        C. DOCUMENTATION. With respect to Documentation for Application Packages, Emony shall be responsible for providing documentation to Sublicensees. Emony shall have the right to incorporate portions of the Documentation into Emony's documentation, subject to the provisions of this Agreement.

2.3 LIMITATIONS ON USE. Emony may not relicense, rent or lease the Programs or use the Programs for third-party training, commercial time-sharing, rental or service bureau use, or outsourcing for third parties. Emony shall not cause or permit the reverse engineering, disassembly or decompilation of the Programs, except to the extent required to obtain interoperability with other independently created software or as specified by law.

2.4 TITLE. BackWeb shall retain all title, copyright and other proprietary rights in the Programs and any modifications or derivative works made to the Programs. Emony and the end users do not acquire any rights, express or implied, in the Programs or modifications or derivative works thereto, other than those specified in this Agreement.

        Emony shall retain all title, copyright and other proprietary rights in its Applications Program and any modifications or derivative works made to the Applications Program developed by Emony to the extent that such Applications Program do not contain the Programs. BackWeb does not acquire any rights, express or implied, in the Application Programs or modifications or derivative works thereto, other than those specified in this Agreement.

2.5 VERIFICATION. Emony shall maintain books and records in connection with its Program use and Sublicensing activity during the term of this Agreement and for two (2) years thereafter. BackWeb may audit Emony's records to determine whether Emony has complied with the terms of this Agreement. Any such audit shall be conducted by independent auditors selected by BackWeb and approved by Emony who shall perform their audit during Emony's regular business hours at Emony's facilities and shall not unreasonably interfere with Emony's business activities and not more than twice in every calendar year. If an audit reveals that Emony has underpaid fees to BackWeb, Emony shall be invoiced for such underpaid fees. If the underpaid fees are in excess of five percent (5%), then Emony shall pay BackWeb's reasonable costs of conducting the audit.

III.    SERVICES

3.1 TECHNICAL SUPPORT SERVICES FOR EMONY. During the Term of this Agreement, BackWeb shall provide "Silver-level" Technical Support services, as defined in Exhibit B, to Emony for the standard version of the Programs. Any support for customizations may be acquired from BackWeb's consulting services organization at fees to be mutually agreed upon by the parties.

3.2 TECHNICAL SUPPORT SERVICES FOR SUBLICENSEES. Emony will be responsible for any assistance needed by Sublicensees to install the Programs. Further, Emony is responsible for providing all first-line technical support, training and consultation services to its end users. In consideration of the payment of Technical Support services fees to BackWeb as specified in Article V, Emony shall have the right to use the BackWeb Technical Support services acquired to provide technical support services to its Sublicensees; BackWeb shall only be responsible for providing second line support services to Emony so that Emony can support its Sublicensees. Any questions from Emony's Sub licensees will be referred by BackWeb to Emony.

3.3 CONSULTING AND TRAINING SERVICES. BackWeb will provide to Emony consulting and training services agreed to by the parties under the terms of this Agreement. Except as otherwise agreed by the parties, all consulting services and training services shall be billed on a time and materials basis.

3.4 INCIDENTAL EXPENSES. For any on-site services requested by Emony, Emony shall reimburse BackWeb for actual, reasonable travel and out-of-pocket expenses incurred.



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IV.     COOPERATIVE DEVELOPMENT AND MARKETING

4.1 TECHNICAL COOPERATION. During the Term of this Agreement, BackWeb will assist Emony with the technical know-how reasonably necessary to facilitate the integration of the Application Specific Program and the Application Program. Such assistance shall be at BackWeb's standard consulting rates and be subject to a mutually agreed upon Statement of Work ("SOW"). Each party shall provide a technical contact (each, being a "Technical Contact"), who shall have as the primary technical liaisons between the parties and shall act to ensure the free flow of information subject to appropriate confidentiality undertakings by the parties and the personnel implementing this Agreement and further subject to the applicable SOW. The parties agree that the Technical Contacts for the parties shall be as follows:

                 FOR BACKWEB:                                     FOR EMONY:
                 Bill Heye                                        Sharon Peleg
                 BackWeb Technologies Ltd.                        Emony Ltd.
                 2225 Sheppard Ave. E                             11 Amal St.
                 Suite 1401                                       Afek Industrial Park
                 Toronto ON M2J5C2                                Rosh Ha'ayin 48092
                 Canada                                           Israel
                 Telephone: 416-498-2158                          Telephone: (03) 9022433, ext 126
                 Facsimile:  416-490-8601                         Facsimile: (03) 9022434
                 Email: bill@backweb.com                          Email: Sharon.peleg@redbend.com

        BackWeb and Emony may each change their appointed Technical Contacts by written notification to the other party.

4.2 DEVELOPMENT SCHEDULE. BackWeb and Emony agree to work together as is necessary for the integration of the Programs and the Application Programs and in furtherance thereof agree to provide regular updates to one another and to meet at least quarterly to discuss status of development and integration effort.

4.3 BRANDING. The parties acknowledge and agree that any Application Program incorporating the Program shall be branded with Emony's branding and BackWeb's marks as follows: Emony agrees to include the BackWeb logo "Powered by BackWeb" in any place that Emony's names or logo appears when the Application Specific Program operates and on all Emony collateral concerning the Application Packages. Emony shall retain any of BackWeb's trademarks, trademark notice or copyright notices on the Programs and shall not remove such marks from any portions of the Programs.

4.4 PRESS RELEASE. Within 30 days after the Effective Date of this Agreement, Emony and BackWeb shall issue a joint press release mutually agreed upon by the parties announcing the parties' cooperation and describing terms of this Agreement hereunder. Upon successful integration of the Application Specific Program with the Application Programs, Emony shall cooperate with BackWeb to be the subject of a BackWeb customer success story for publication on BackWeb's web site. Emony agrees that BackWeb may use the Emony's logo on BackWeb's web site, collateral and related marketing materials to show that Emony is a partner of BackWeb.

4.5 NONSOLICITATION OF PERSONNEL. Each party agrees that during the term of this Agreement and for a period of two (2) years thereafter, it will not solicit, contact for the purposes of hiring or communicate with for the purposes of hiring, employing or engaging, any person who is then or was an employee of the other party to this Agreement at any time within the six-month period immediately prior thereto. However, the foregoing shall not prohibit any party from publishing advertisements for employment on its web sites, in newspapers, journals or by any other like methods.

V.      FEES AND PAYMENT

5.1 LICENSE AND TECHNICAL SUPPORT FEES. In consideration for the grant of rights set forth above in Section 2.1, Emony shall pay to BackWeb $500,000.00, plus applicable taxes. The payment obligation for this license fee is noncancellable and the sums paid nonrefundable. All fees are specified in U.S. dollars and are due and payable as specified in
        Section 5.5.

        Fees for initial-year Silver Technical Support services for the Programs shall be [eighteen percent (18%)] of the above license fee. Initial-year Silver Technical Support shall commence on the



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        Commencement Date and shall continue until 12 months from the
        Commencement Date. Emony shall have the right to renew Technical support services for such Program licenses at BackWeb's then current standard Technical Support services fees and pricing in effect at the time of order.

5.2 SUBLICENSE FEES. During the Term of this Agreement, Emony shall pay to BackWeb Sublicense fees in such amount as described in Exhibit A attached hereto as may be amended from time to time. Such fees shall be paid as set forth in Section 5.5. For the purposes of this Section, "Revenue" shall be mean any monies due to Emony, either directly or indirectly, through its distribution, license, sale, etc. of the Application Packages.

        The Sublicense fee shall be calculated effective the date the Application Program, including the Programs, is shipped by Emony to a Sublicensee. Emony is free to determine unilaterally its own license fees to its Sublicensees. Emony shall not be relieved of its obligation to pay Sublicense fees owed to BackWeb by the nonpayment of such fees by the Sublicensee.

5.3 TECHNICAL SUPPORT SERVICES FEES FOR SUBLICENSEES. For Silver-level Technical Support services for Sublicensees, each year Emony agrees to pay BackWeb an annual Technical Support Fee for each Program Sublicensed under this Agreement where the Sublicensee received technical support services for such Application Specific Program during the applicable year from Emony. Annual Technical Support Fees for a Program shall be equal to 18% of the cumulative Sublicense fees accrued to BackWeb for a Sublicensed Program supported by Emony.

        With each quarterly report provided to BackWeb, Emony shall report to BackWeb the number of Sublicensees that acquired technical support services during such period. The report shall also include the Application Program being supported, the applicable number of Users and the applicable Technical Support fees due and payable to BackWeb for the applicable support year.

5.4 SUBLICENSE REPORTS. Within twenty (20) days of the last day of each and every calendar quarter, Emony shall send to BackWeb a report detailing for that quarter each Sublicensed Application Program shipped or licensed during that month, number of Users, total Royalties related to such Application Programs, and total Sublicense fees and Technical Support Fees due to BackWeb. Emony shall pay to BackWeb any Sublicense fees and Technical Support fees upon Emony's receipt of an invoice from BackWeb.

5.5 INVOICING AND PAYMENT. Except as otherwise specified in this Agreement, all fees shall be due and payable forty-five (45) days from Emony's receipt of an invoice All payments made shall be in United States currency or in New Israel Shekels (NIS), with the exchange rate being the exchange rate from U.S. dollars into NIS reported by the Wall Street Journal on the last business day prior to date of payment. Also, such payment shall be made without deductions based on any taxes or withholdings, except where such deduction is based on gross income. Any amounts payable by Emony hereunder which remain unpaid after the due date shall be subject to a late charge equal to 1.5% per month from the due date until such amount is paid. Emony shall issue a purchase order, or alternative document acceptable to BackWeb, on or before the Effective Date of the applicable Order Form.

5.6 TAXES. The fees listed in this Agreement do not include taxes; if BackWeb is required to pay sales, use, property, value-added or other taxes or custom duties based on the licenses or services granted in this Agreement or on Emony's use of Programs or services, then such taxes shall be billed to and paid by Emony. This Section shall not apply to taxes based on BackWeb's income.

VI.     TERM AND TERMINATION

6.1 TERM. This Agreement shall become effective on the Effective Date of this Agreement and shall be valid until five (5) years from the Effective Date of this Agreement (the "Initial Term"), unless terminated earlier as provided in this Agreement. Prior to the expiration of the Initial Term, the parties may agree in writing to renew this Agreement for a term to be agreed upon.



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6.2     TERMINATION FOR BREACH. Each party may terminate this Agreement or any license upon written notice if the other party materially breaches this Agreement and fails to correct the breach within thirty (30) days following written notice specifying the breach.

6.3 FORCE MAJEURE. Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by strike, riot, fire, flood, natural disaster, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement if such condition continues for a period of one hundred eighty (180) days.

6.4 EFFECT OF TERMINATION. Upon expiration or termination of this Agreement, all of Emony's rights to market, distribute, and use the Programs shall cease; provided, however that a Sublicense granted by Emony shall continue in full force and effect unless the Sublicensee has breached its sublicense agreement, in which case Emony shall terminate the sublicense within thirty (30) days if such breach remain uncured. If this Agreement expires or is terminated for any reason, neither party will be liable to the other because of such expiration nor termination for damages for the loss of prospective profits, anticipated sales or good will. Termination of this Agreement or any license shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve a party's obligation to pay all fees that have accrued or are otherwise owed by a party under this Agreement, any Order Form or any fees report. The parties' rights and obligations under Sections 2.3-2.5, 4.8, 5.4, and Articles VI, VII, and VIII shall survive termination of this Agreement. Upon termination of any Program license, Emony shall cease using, and shall return or destroy, all copies of the applicable Programs.

VII.    INDEMNITY, WARRANTIES, REMEDIES

7.1 INFRINGEMENT INDEMNITY. BackWeb will defend and indemnify Emony against a claim that the Programs infringe any U.S. copyright or patent, provided that: (a) Emony notifies BackWeb in promptly writing after notice of the claim; (b) BackWeb has sole control of the defense and all related settlement negotiations; provided, however, that BackWeb shall have not right to incur any material obligation on Emony's behalf except for the actions specified in the second paragraph of this Section; and
        (c) Emony provides BackWeb with the assistance, information and authority necessary to perform BackWeb's obligations under this Section. BackWeb will reimburse Emony's reasonable out-of-pocket expenses incurred in providing such assistance. BackWeb shall have no liability for any claim of infringement based on (a) use of a superseded or altered release of Programs by Emony if the infringement would have been avoided by the use of a current unaltered release of the Programs which BackWeb provides to Emony or (b) the combination or use of the Programs with software, hardware or other materials not furnished by BackWeb if the use of the software, hardware or other materials not furnished by BackWeb was the sole cause of the claim of infringement.

        If the Programs are held or are believed by BackWeb to infringe, BackWeb shall have the option, at its expense, to (a) modify the Programs to be noninfringing or (b) obtain for Emony a license to continue using the Programs. If BackWeb determines, in its sole discretion, that it is not commercially reasonable to perform either of the above options, then BackWeb may terminate the license for the infringing Programs and refund the license fees paid for those Programs, prorated over a five year term from the Commencement Date. This Section 7.1 states BackWeb's entire liability and Emony's exclusive remedy for infringement.

7.2     WARRANTIES AND DISCLAIMERS.

        A. For each Program licensed to Emony, BackWeb warrants to Emony that:

        (i) for a period of ninety (90) days after the Commencement Date, each unmodified Program will operate substantially in accordance with the functional description provided the applicable Documentation when installed on the applicable Platform; and

        (ii) the Program will, to the extent supported by the underlying operating system and Emony's applications, be compliant with the millennium date change as provided on BackWeb's web site
        (www.backweb.com) under "Products."

        B. For services acquired under this Agreement, BackWeb warrants to Emony for a period of ninety (90) days from performance of the applicable service that its Technical Support, training and consulting services will be performed consistent with generally accepted industry standards.



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        C. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER
        WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BACKWEB DOES NOT WARRANT THAT THE PROGRAMS WILL OPERATE IN COMBINATIONS OTHER THAN AS SPECIFIED IN THE DOCUMENTATION OR THAT THE OPERATION OF THE PROGRAMS WILL BE UNINTERRUPTED, SECURE OR ERROR-FREE. BETA OR PRE-PRODUCTION RELEASES OF PROGRAMS ARE DISTRIBUTED "AS IS." EXCEPT WITH RESPECT TO ANY CONTENT PROVIDED BY BACKWEB, BACKWEB EXPRESSLY DISCLAIMS RESPONSIBILITY FOR OR LIABILITY ARISING OUT OF OR BASED UPON THE CONTENT OF INFORMATION TRANSMITTED BY EMONY OR ITS SUBLICENSEES OR TRANSMITTED TO END USERS OR THE RESULTS OF ANY SUCH TRANSMISSION.

7.3 EXCLUSIVE REMEDIES. For any breach of the warranties contained in this Agreement, Emony's exclusive remedy, and BackWeb's entire liability, shall be:

        A. for Programs, BackWeb shall correct the Program errors that cause the breach of warranty or, if correction of the Programs is not commercially feasible, BackWeb shall replace the Programs with conforming; and

        B. for services, BackWeb shall reperform the deficient services that cause the breach of the warranty.

7.4 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BACKWEB'S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID BY EMONY UNDER THIS AGREEMENT.

        The provisions of this Agreement allocate the risks between BackWeb and Emony. BackWeb's pricing reflects this allocation of risk and the limitation of liability specified herein.

VIII.   GENERAL TERMS

8.1 NONDISCLOSURE. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the Programs, the terms and pricing under this Agreement, and all information clearly identified as confidential.

        A party's Confidential Information shall not include information that:
        (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party.

        The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of two (2) years after termination of this Agreement. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party (except to each such party's agents or independent contractors) for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees, agents or independent contractors in violation of the terms of this Agreement. Notwithstanding the above, BackWeb may refer to Emony as a customer, OEM and distribution partner in sales presentations, press releases, product brochures, financial or governmental reports, marketing vehicles and activities and on its website and may display Emony's logo in connection with such references.

8.2 COPYRIGHT. The Programs are copyrighted by BackWeb. Emony shall retain all BackWeb copyright notices on the Programs used by Emony under its Development Licenses or as Sublicensed by Emony. On all copies of the Application Package distributed by Emony, Emony shall include a reproduction of BackWeb's copyright notice(s) with reference to the portions of the Programs included in the Application Package. Such notices shall be placed on the documentation, the Application Package sign-on screen and the CD-ROM labels. Notwithstanding any copyright notice by Emony to the contrary, the copyright to the Programs included in the



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        Application Package shall remain in and with BackWeb. Other than as specified above, on any reproduction or translation of any Programs, Documentation or promotional material, Emony agrees to reproduce BackWeb's copyright notices intact.

8.3 TRADEMARKS. "BACKWEB" and any other trademarks and service marks adopted by BackWeb to identify the Programs and other BackWeb products and services belong to BackWeb; Emony will have no rights in such marks, except as expressly set forth herein and as specified in writing from time to time. Emony shall have the right to use BackWeb's trademarks solely in furtherance of its distribution activities under this Agreement and such use of BackWeb's trademarks shall be under BackWeb's trademark policies and procedures in effect from time-to-time. Emony agrees not to use the trademark "BACKWEB" or any other mark likely to cause confusion with the BackWeb's trademarks as any portion of Emony's trade name or trademark for any other products of Emony. Emony shall have the right to use BackWeb's trademarks solely to refer to BackWeb's Programs, products and services.

8.4 RELATIONSHIP BETWEEN PARTIES. In all matters relating to this Agreement, the parties will each act as an independent contractor. The relationship between BackWeb and Emony is that of licensor/licensee. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, or in any other capacity. Nothing in this Agreement shall be construed to limit either party's right to independently develop or distribute software that is functionally similar to the other party's product, so long as proprietary information of the other party is not used in such development.

8.5 GOVERNING LAW. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of Israel.

8.6 NOTICE. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the first address listed in the relevant Order Form (if to Emony) or to the BackWeb address on the Order Form (if to BackWeb). To expedite order processing, Emony agrees that BackWeb may treat documents faxed by Emony to BackWeb as original documents; nevertheless, either party may require the other to exchange original signed documents.

8.7 ASSIGNMENT. Neither party may assign this Agreement, or any part thereof, to a legal entity separate from such party, without the prior written consent of the other party hereto, such consent not to be unreasonably withheld. Notwithstanding the forgoing, either party may assign this Agreement and any Order Form to the surviving entity in a merger or reorganization or the purchaser of substantially all of the assets of that party, provided however that in the event that the acquiring entity is a direct competitor of the other, the prior written consent of the other party hereto shall be required, such consent not to be unreasonably withheld. In the event that a party reasonably refuses the assignment for the reasons set forth in the prior sentence, then such party shall have the right to terminate the Agreement in accordance with section VI herein and that shall be that party's sole and entire remedy with regards hereto.

8.8 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

8.9 WAIVER. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

8.10 EXPORT ADMINISTRATION. Each party agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that neither the Programs nor any direct product thereof are (1) exported, directly or indirectly, in violation of Export Laws; or (2) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

8.11 RESTRICTED RIGHTS. If Emony distributes Programs to the United States government, the Programs shall be provided with "Restricted Rights" and Emony will place a legend, in addition to applicable copyright notices, on the documentation, and on the tape or diskette label, substantially similar to the following: The Programs are deemed to be "commercial computer software" and/or "commercial computer software documentation" pursuant to DFAR Section 227.7202 and FAR

        Section 12.212, as applicable. Any use, duplication, modification or disclosure by the United States Government is subject to the restrictions set forth in these clauses. Manufacturer is BackWeb Technologies Ltd., P O Box 3581, Ramat-Gan, 52136 Israel.

8.12 ENTIRE AGREEMENT. This Agreement and the Annexes hereto and any Order Forms hereto constitute the complete agreement between the parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement. It is expressly agreed that the terms of this Agreement shall supersede the terms in any Emony purchase order or other ordering document and such terms will have no force or effect. This Agreement shall also supersede the terms of any unsigned license agreement included in any package for BackWeb-furnished software.


The Effective Date of this Agreement shall be August 29, 2001.


EMONY LTD.                                  BACKWEB TECHNOLOGIES LTD.

By: /s/ YORAM SALINGER                      By: /s/ GWEN SPERTELL
   -----------------------------------         --------------------------------

Name: Yoram Salinger                        Name: Gwen Spertell
      --------------------------------            -----------------------------

Title: C.E.O.                               Title: COO
       -------------------------------             ----------------------------

                                    EXHIBIT A

                                 SUBLICENSE FEES

With respect to the amount of sublicenses fees and royalties to be paid by Emony to BackWeb pursuant to Section 5.2 of this Agreement, the parties agree to negotiate in good faith to reach a mutually acceptable fee and royalty structure no later than December 31, 2001, upon which agreement, this Exhibit shall be amended to state such agreement.

                                    EXHIBIT B

                       BACKWEB TECHNICAL SUPPORT POLICIES
                              SILVER LEVEL SUPPORT

BackWeb Technical Support is provided for problems that are demonstrable in the applicable release of a BackWeb licensed product, running unaltered on an acceptable hardware and operating system configuration.

Technical Support services are normally provided over annual support periods. Initial-year annual Technical Support services for BackWeb products commence on the date of delivery of the BackWeb products or if no delivery is required, commence on the effective date of the order for such product. Thereafter, Technical Support services may be renewed for successive annual periods of one year.

BackWeb notifies the Customer of renewal fees prior to the date for renewal of Technical Support services. Technical Support fees are due and payable annually in advance of commencement of the applicable Support Period. Failure to pay Technical Support fees will result in suspension of BackWeb Technical Support Services.

SILVER TECHNICAL SUPPORT SERVICE
Silver Technical Support includes:

        - Telephone Technical Support assistance is available from 8:00 a.m. to 5:00 p.m. Monday through Friday (holidays excluded) based on the local time zone of the assigned BackWeb Technical Support Center. The appropriate BackWeb Technical Support Center is assigned by BackWeb based on the geographical location of the customer.

        -       BACKWEB'S NORTH AMERICAN PRIORITY SUPPORT HOTLINE

                Telephone:   1-800-778-1949
                Email:       productsupport@backweb.com

        -       BACKWEB'S EUROPEAN PRIORITY SUPPORT HOTLINE

                Telephone:  +972-3-611-8826
                Email:      eurosupport@backweb.com

        - Web-based access to BackWeb Technical Support news, patches, Updates and programming examples is available through BackWeb's webpage at http://www.backweb.com/services/html/client_support.html

        -       Product Updates(1)

                -     Bug fixes

                -     General maintenance releases

                -     Minor and major new functionality releases, i.e. upgrades

                -     Documentation updates

        - BackWeb Knowledgebase access to information on Technical Support Frequently Asked Questions and customer feedback.

        -       Access to System Reports is initiated by the Customer


-----------------

(1) "Update" refers to subsequent releases of the BackWeb software product, including, without limitation, bug fixes, error corrections and those new releases which BackWeb makes available for Program licensees at no additional license fee other than media and handling charges, provided the Customer has ordered Technical Support for such licenses for the relevant time period. Updates do not include any release, option, module or future product that BackWeb licenses separately.

TECHNICAL SUPPORT ENGINEERS

For the Technical Support Services level specified above, the Support Center's Technical Support Engineers (TSEs) field incoming calls, email and fax messages. TSEs are responsible for:

  a)   Coordinating the resolution of the problem

  b) Verifying any reported error, including by obtaining additional information from Customer

  c) Communicating to the Customer a resolution, or workaround, or supplying a bug fix, as appropriate

CUSTOMER SUPPORT IDENTIFICATION (CSID) NUMBER

Upon purchasing BackWeb Technical Support services, Customer receives a CSID Number. The CSID Number is essential for obtaining the Technical Support Services described in this document from BackWeb.

The CSID number identifies the Customer with respect to the following information:

-       Company Name and Address

-       Product Set and Version

-       Technical Support Level

-       Duration of Support Period

-       Operating System

-       Technical Contact Information

INFORMATION CUSTOMERS NEED WHEN CALLING SUPPORT

Before BackWeb can begin work on any problem, information on the nature and location of the problem is required. Whenever an error report or call is placed to the BackWeb Support Center, the following information should be provided:

-       The Customer Support Identification (CSID) number

-       The area code and phone number

- The operating system (including version) on which BackWeb products are installed

- The BackWeb product name and version number and build number that this call concerns

-       Any program error messages associated with the problem

-       A detailed description of the problem

-       A status log, if applicable

PROBLEM RESOLUTION PROCEDURE

BackWeb categorizes reported errors as provided in the table below and responds to reported errors according to the schedule indicated. "Acknowledgment" means confirming receipt of a problem, verifying details, attempting to duplicate the problem and confirming status to Customer. "Response" means providing Customer with an answer, a patch or a resolution action plan. BackWeb is only responsible for providing support for the failure of a BackWeb product to materially conform to the functional specifications as set forth in the applicable product documentation.

       Acknowledgment Goal        Silver                 Gold                    Platinum
       -------------------        ------                 ----                    --------
       Priority 1                 1 Business day         1 Business hour         1 hour
       Priority 2                 2 Business days        2 Business hours        2 hours
       Priority 3                 3 Business days        6 Business hours        6 hours
       Priority 4                 3 Business days        2 Business days         24 hours

       Resolution response
       Priority 1                 3 Business days        2 Business day          2 days
       Priority 2                 5 Business days        4 Business days         4 days
       Priority 3                 10 Business days       8 Business days         7 days
       Priority 4                 15 Business days       15 Business days        15 days

Priority Categories shall be defined as follows:

Priority 1       Critical: Production stop due to product or major feature
                 failure or data corruption.

Priority 2       Serious: Major impact. Major feature/product failure;
                 inconvenient workaround or no workaround exists.

Priority 3       Minor: Minor impact. Minor feature/product failure, convenient workaround exists.

Priority 4       Informational: Functionality does not match documented
                 specifications.

A nonconformity is not considered an error if (a) the BackWeb product is combined or merged with any hardware or software not supported by BackWeb; or
(b) the error is caused by Customer's misuse or improper use of the BackWeb product.

TECHNICAL CONTACTS

For each order for Technical Support services, the Customer must designate one primary and one backup employee ("Technical Contacts"), to serve as liaisons with BackWeb. The designated Technical Contact is the sole liaison between Customer and BackWeb for all software product support and shall be based at the customer's premises. To avoid interruptions in support services, customers must notify BackWeb whenever their Technical Contact responsibilities are transferred to another individual. The Customer will ensure that each Technical Contact is trained on BackWeb's products.

PRIOR VERSIONS

BackWeb provides support for a specific release or version of a BackWeb product for a minimum of six (6) months after BackWeb makes a subsequent release or version of such product available, as an Update or otherwise. At its sole discretion and control, BackWeb may replace specific components of the Programs with other components and BackWeb shall only provide Technical Support for the new components.

CUSTOM WORK

BackWeb Technical Support is offered for all officially released BackWeb products. Custom made applications, created by the customer and/or by BackWeb Professional Services, are not covered by this maintenance offering.

SUPPORT POLICY CHANGES

Technical Support services, including Updates, are provided by BackWeb, subject to the terms of the applicable written agreement between Customer and BackWeb, and if none, under BackWeb's standard Software License and Services Agreement in effect at the time Technical Support services are ordered. These Technical Support policies are BackWeb's current policies and are subject to change. BackWeb may inform Customer of any changes via publication on

BackWeb's Technical Support webpages and such changes shall take effect after the then-current support period.

REINSTATEMENT FEES

In the event that BackWeb Technical Support services lapse, are not renewed or were never originally procured, a Reinstatement Fee shall be assessed upon re-commencement of Technical Support services equal to the amount of Silver-level Technical Support fees which would have been applicable during the period of lapse, calculated based on the current Technical Support fee in effect at the time Technical Support is ordered.

ADDITIONAL OFFERINGS

ON-SITE SUPPORT

Upon Customer's request and order, BackWeb provides the on-site services of BackWeb Engineers to assist in resolving technical support issues at the then current Professional Services rate.

SPECIAL REPORTS

At fees to be mutually agreed upon in writing, BackWeb will deliver monthly System Reports via email and/or hard copy. These reports include details specific to the customer's issues. BackWeb includes in each such report a summary list of all patches made available during the reporting period for the supported Program licenses.

All mentioned reports & knowledgebase-related items will be available starting June 2001.

1. BACKWEB TECHNICAL SUPPORT CENTERS


CANADA
2225 Sheppard Avenue East, Suite 1401
Toronto, Ontario M2J 5C2
Canada

ISRAEL
3 Abba Hillel Street
P.O. Box 3581
Ramat-Gan 52136
Israel



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